THIRD LEASE MODIFICATION AGREEMENT

AGREEMENT made as of May 1, 1975 between 250 WEST 57TH ST. ASSOCIATES, a joint venture having its office at 60 East 42nd Street, New York, New York 10165 (hereinafter called "Landlord") and FISK BUILDING ASSOCIATES, a partnership having its office at 60 East 42nd Street, New York, New York 10165 (hereinafter called "Tenant").

W I T N E S S E T H:

WHEREAS, on September 30, 1953 a net lease covering the entire premises known as the Fisk Building, located at 250 West 57th Street, New York, New York (the "Building"), was made between Landlord and Tenant's predecessor, a partnership also known as Fisk Building Associates, which lease was assigned on May 1, 1954 by said predecessor to Tenant; and

WHEREAS, said lease was modified by Modification Agreement dated June 12, 1961, and by Second Modification Agreement dated June 10, 1965, (which lease, as so modified, is hereinafter called the "Lease"); and

WHEREAS, Landlord and Tenant desire to modify the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto hereby agree as follows:

    Paragraph 2. of the Lease shall be deemed deleted in its entirety and the following substituted in its place and stead:

" 2. (A) Tenant covenants to pay in equal monthly installments, in advance, on the first day of each month during said term, and any renewal term of this Lease, a basic rent (hereinafter called "Basic Rent" at an annual rate of THREE HUNDRED FORTY TWO THOUSAND TWO HUNDRED EIGHTY DOLLARS ($342,280,00), provided, however, that Basic Rent for the period May 1, 1975 through May 15, 1975 shall be at the annual rate of THREE HUNDRED SIXTEEN THOUSAND DOLLARS ($316,000.00).

(B) Tenant shall keep its records on the basis of a fiscal year commencing October 1, and ending September 30th. Within sixty (60) days after the end of each fiscal year, Tenant shall deliver to Landlord a written statement of the operation of the demised premises during the preceding fiscal year, which shall include the net operating profit for such preceding year derived from the actual operation of the demised premises whether or not Tenant is the operator. At the time such report is delivered, such net operating profit, if any, for the preceding fiscal year, after deduction of the Basic Rent, shall be distributed as follows:

(i) Tenant shall pay to Landlord an amount equal to the lesser of FOUR HUNDRED FOURTEEN THOUSAND DOLLARS ($414,000.00) or the net operating profit of Tenant during such preceding fiscal year (which amount is hereinafter called "Primary Overage Rent"), except that there shall be deducted from the amount due to Landlord hereunder all advances paid during any preceding fiscal year on account of Primary Overage Rent pursuant to the provisions of Subdivision (C) of this Paragraph 2; and

(ii) Tenant shall pay to Landlord fifty percent (50%) of any remaining balance of net operating profits for such year (which payment to Tenant is hereinafter called the "Secondary Overage Rent")."

Landlord and Tenant agreed that (a) the first statement of the operation of the demised premises delivered pursuant to this Agreement shall cover the period May 1, 1975 through September 30, 1975, and (b) that Primary Overage Rent for said period shall be an amount equal to the lesser of ONE HUNDRED SEVENTY TWO THOUSAND FIVE HUNDRED DOLLARS ($172,500.00) or the net operating profit of Tenant during such period, less all advances paid during such period on account of Primary Overage Rent. In the event that the term of this lease shall end on a date other than September 30th, Landlord and Tenant agree that Primary Overage Rent for the fiscal year in which the term ends shall be in an amount equal to the less or (i) the sum of ONE THOUSAND ONE HUNDRED THIRTY FOUR AND 25/100 DOLLARS ($1,134.25) multiplied by the number of days in such fiscal year, or (ii) the net operating profit of Tenant during such fiscal year, less al advances paid during such period on account of Primary Overage Rent.

Landlord and Tenant agree that Tenant shall have no obligation to make any payment of Primary Overage Rent or Secondary Overage Rent, unless and until Tenant shall first have recouped Tenant's cumulative operating loss, if any, accruing from and after May 1, 1975. For the purposes of this Lease, Tenant's cumulative operating loss shall include unrecouped advances paid by Tenant during any preceding fiscal year on account of Primary Overage Rent pursuant to the provisions of Subdivision (C) of this Paragraph 2.

In computing the net operating profit of Tenant for the purpose of determining the sums due to Landlord under Paragraph 2 hereof, Tenant may, at its option, deduct the cost of any capital improvement either as an expense in the year in which such cost is paid or accrued or in the year in which such cost is depreciated or amortized provided, however, that Tenant shall have no right to deduct any cost paid with the net proceeds of the mortgage refinancing or interest earned thereon described in Paragraph 4 of this Agreement. In the event that Tenant shall borrow funds with which to make any such capital improvement, Tenant shall have the right, at its option and in lieu of the options described in the preceding sentence, to deduct payments of principal and interest made by Tenant on account of such loan as an expense in the year in which such payments are made.

(C) So long as the Lease shall remain in effect, in addition to the monthly installments of Basic Rent required by Paragraph 2.(A) of the Lease, Tenant shall pay to Landlord as an advance against Primary Overage Rent:

(i) during the period commencing May 1, 1975 through September 30, 1975, (hereinafter called "the Initial Period"), TWENTY-FOUR THOUSAND DOLLARS ($24,000.00) on May 1, 1975 and on the first day of each calendar month thereafter through September 1, 1975.

(ii) during the fiscal year commencing October 1, 1975, in equal monthly installments on the first day of each month in advance, an amount equal to one-twelfth (1/12) of Primary Overage Rent for the Initial Period, annualized.

(iii) during the fiscal year commencing October 1, 1976, and during each subsequent fiscal year, in equal monthly installments on the first day of each month in advance, an amount equal to one-twelfth (1/12) of Primary Overage Rent for the preceding fiscal year.

In the event that advances made by Tenant against Primary Overage Rent for any fiscal year or portion thereof shall exceed Tenant's net operating profit for such period, advances otherwise required to be made by Tenant during the following and any subsequent fiscal year pursuant to this Subdivision (C) shall be reduced by an amount equal to such excess until Tenant shall have recovered, through retention of net operating profit, the full amount of such excess.

(D) (i) In the event that Tenant shall be required to make any monthly advance against Primary Overage Rent pursuant to Subdivision (C) of this Paragraph 2 before the operating report for the preceding fiscal year shall be available, Tenant shall make such monthly payments on account of advances against Primary Overage Rent as Tenant, in its reasonable judgment, shall estimate to be due.

(ii) All monthly advances against Primary Overage Rent which shall become due and payable in any fiscal year subsequent to the availability of the operating report for the preceding fiscal year shall be made in equal monthly installments which in the aggregate shall be equal to the difference between the amounts payable during such fiscal year pursuant to Subdivision (C) of this Paragraph 2 and the aggregate amount of the monthly advances, if any, made by Tenant pursuant to Paragraph 2.(D) (i) hereof."

2. Paragraph 3 of the Lease shall be deemed deleted in its entirety and the following substituted in its place and stead:

"3. The Tenant may renew this lease for an additional period of twenty-five (25) years upon the same rental (including Basic Rent, Primary Overage Rent and Secondary Overage Rent), terms and conditions as provided in this Lease (except that the Tenant shall have no further right to renew this Lease), provided that the Tenant is not in default hereunder, and provided further that the Tenant gives to the Landlord at least ninety (90) days' written notice of renewal."

3. There shall be added to the Lease a new Paragraph 29 which shall read as follows:

"29. For the purpose of this Paragraph 29, the term "First Mortgage" shall mean any first a fee mortgage to which this lease is subordinate under the provisions of Paragraph 13 of this Lease and the term 'refinancing' shall include any consolidation, modification, renewal, extension or replacement of any First Mortgage made subsequent to May 16, 1975. In the event that there shall be one or more refinancings of any First Mortgage, the Basic Rent will be in an amount equal to the sum of TWENTY-EIGHT THOUSAND DOLLARS ($28,000.00) plus an amount equal to the rate of constant payments for interest and amortization required under any such First Mortgage immediately subsequent to refinancing computed on the unpaid principal balance of such First Mortgage immediately prior to such refinancing."

4. Landlord and Tenant acknowledge that the principal balance of the First Mortgage on the demised premises will be increased from $2,978,905 to $3,250,000 on May 15, 1975. Landlord shall forthwith deposit in an interest bearing account the entire net proceeds resulting from such increase in the unpaid principal balance of such mortgage (hereinafter called "net proceeds"). Upon submission by Tenant to Landlord, from time to time, of bills for work done in the demised premises including, but not limited to, installations for subtenants and work to comply with those provisions of the New York City Administrative Code known as "Local Law Number 5", and satisfactory evidence of the completion of such work, Landlord shall promptly pay to Tenant an amount equal to the amount of such bills until the entire net proceeds, together with the interest earned thereon, shall have been exhausted.

5. Landlord and Tenant agree that any refund of real estate taxes resulting from final determination of legal proceedings, settlement or otherwise relating to any period prior to the effective date of this Agreement shall be payable to the Tenant. The net amount of any such refund, after payment of attorneys' fees and other expenses relating thereto, shall be added to the Tenant's net operating profit for the period for which such refund is made for the purpose of determining the amount, if any, due to the Landlord pursuant to Paragraph 2.(B) of the Lease as it was in effect prior to this Agreement or as Primary Overage Rent and Secondary Overage Rent, if any, due to the Landlord pursuant to Paragraph 2.(B) of the Lease as modified by this Agreement.

6. Except as herein modified, the Lease shall remain in full force and effect, and the parties hereby ratify and confirm all of the other terms, covenants and conditions thereof.

7. This Third Lease Modification Agreement shall be binding upon and insure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

250 WEST 57th ST. ASSOCIATES

By:/s/ Lawrence A. Wien

Lawrence A. Wien, Joint Venturer

/s/ Alvin S. Lane

Alvin S. Lane, Joint Venturer

/s/ Alvin Silverman

Alvin Silverman, Joint Venturer

/s/ Fred Linden

Fred Linden, Joint Venturer

FISK BUILDING ASSOCIATES

By: /s/ Harry B. Helmsley

Harry B. Helmsley, Partner

STATE OF NEW YORK )

) s.s.:

COUNTY OF NEW YORK )

On the 23rd day of June, 1975 before me, personally appeared Lawrence A. Wien, Alvin S. Lane, Alvin Silverman and Fred Linden, to me known and known to me to be all of the joint venturers associated under the name of 250 West 57th St. Associates, and known to me to be the individuals described in and who executed the foregoing instrument in the name of 250 West 57th St. Associates, and they severally duly acknowledged to me that they executed the same as and for the act and deed of said 250 West 57th St. Associates.

/s/ John L. Loehr

John L. Loehr

Notary Public, State of New York

No. 41-2390625 - Queens County

Cert. filed in New York County

Term expires March 30, 1977

STATE OF NEW YORK )

) s.s.:

COUNTY OF NEW YORK )

On the 28th day of May, 1975 before me, personally appeared Harry B. Helmsley, to me known and known to me to be a partner in the firm of Fisk Building Associates, and known to me to be the individuals described in and who executed the foregoing instrument in the name of Fisk Building Associates, and he duly acknowledged to me that he executed the same for and on behalf of the said firm.

/s/ John L. Loehr

John L. Loehr

Notary Public, State of New York

No. 41-2390625 - Queens County

Cert. filed in New York County

Term expires March 30, 1977